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                                                                    Exhibit 99.1

                             INSTRUCTIONS FOR USE OF
                              ACORN PRODUCTS, INC.
                               RIGHTS CERTIFICATES

         The following instructions relate to the rights offering (the "Rights Offering") by Acorn Products, Inc., a Delaware corporation (the "Company"), to the holders of its common stock, par value $0.01 per share (the "Common Stock"), as described in the Company's prospectus dated November 21, 2002 (the "Prospectus"). Holders of record at the close of business on November 21, 2002 (the "Record Date") will receive 1,000 rights (each, a "Right") for every 100 shares of Common Stock owned, or deemed owned, by them as of the close of business on the Record Date. For example, if you held of record 111 shares of our Common Stock as of the Record Date, you have the right to purchase 1.11 x 1,000 shares of our Common Stock in the Rights Offering. An aggregate of 6,397,370 Rights are being distributed in connection with the Rights Offering. Each Right is exercisable, upon payment of $5.00 (the "Subscription Price"), to purchase one share of Common Stock.

         The Rights will expire at 5:00 p.m., New York City time, on December 23, 2002 (as it may be extended, the "Expiration Date").

         You should indicate your wishes with regard to the exercise of your Rights by completing the appropriate section of your Rights Certificate and returning the Rights Certificate to American Stock Transfer & Trust Company (the "Rights Agent") in the envelope provided.

         Your Rights Certificate must be received by the Rights Agent, or guaranteed delivery requirements with respect to your Rights Certificate must be complied with, on or before the Expiration Date. Payment of the Subscription Price of all Rights exercised, including final clearance of any checks, must be received by the Rights Agent on or before the Expiration Date. Once the Rights have been exercised, they may not be revoked.

         1. Exercise of Rights. To exercise Rights, complete and execute your Rights Certificate and send it, together with payment in full of the Subscription Price for each share of Common Stock to the Rights Agent. Delivery of the Rights Certificate must be made by mail or by overnight delivery. Facsimile delivery of the Rights Certificate will not constitute valid delivery. All payments must be made in United States dollars by:

         - by personal check, certified or cashier's check, drawn on a U.S. bank, bank draft or a postal, telegraphic or express money order payable to "American Stock Transfer & Trust Company, as Rights Agent"; or

         - wire transfer of immediately available funds directed to the escrow account maintained by American Stock Transfer & Trust Company, as Rights Agent, at Chase Manhattan Bank, 55 Water Street, New York, New York 10005, ABA#021-000021, Account
                  #_________.




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         1.1. Acceptance Of Payments. Payments will be deemed to have been received by the Rights Agent only upon:

         -        the clearance of any uncertified check; or

         - receipt by the Rights Agent of any certified check or bank draft drawn upon a United States bank or postal, telegraphic or express money order, or funds transferred through a wire transfer.

If paying by uncertified personal check, please note that the funds paid thereby may take at least five business days to clear. Accordingly, holders of Rights who wish to pay the Subscription Price by means of uncertified personal check are urged to make payment sufficiently in advance of the Expiration Date to ensure that such payment is received and clears by such date. You are urged to consider payment by means of certified or cashier's check or money order.

         1.2. Procedures For Guaranteed Delivery. You may cause a written guarantee substantially in the form available from the Rights Agent (the "Notice of Guaranteed Delivery") from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States or some other acceptable eligible guarantor institution qualified under a guarantee program, to be received by the Rights Agent on or prior to the Expiration Date guaranteeing delivery of your properly completed and executed Rights Certificate within three trading days following the date of the Notice of Guaranteed Delivery. If this procedure is followed, your Rights Certificate must be received by the Rights Agent within three trading days of the Notice of Guaranteed Delivery. Additional copies of the Notice of Guaranteed Delivery may be obtained upon written request from the Rights Agent at the address, or by calling the telephone number, indicated below.

         1.3. Requirements for Nominee Holders. Banks, brokers, and other nominee holders of Rights who exercise the Rights on behalf of beneficial owners of Rights will be required to certify to the Rights Agent and the Company as to the aggregate number of Rights that have been exercised, by each beneficial owner of Rights (including such nominee itself) on whose behalf such nominee holder is acting. If such certification is not delivered in respect of a Rights Certificate, the Rights Agent shall for all purposes be entitled to assume that such certificate is exercised on behalf of a single beneficial owner.

         1.4. Contacting The Rights Agent. The address for delivery by mail, by hand, or by overnight courier and the facsimile number of the Rights Agent is:

                           American Stock Transfer & Trust Co.
                           59 Maiden Lane, Plaza Level
                           New York, New York 10038


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         The Rights Agent's telephone number is (718) 921-8200 and their facsimile number is (718) 234-5001.

         1.5. Partial Exercises; Effect Of Over- And Underpayments. If you exercise less than all of the Rights evidenced by your Rights Certificate, the Rights Agent will issue to you a new Rights Certificate evidencing the unexercised Rights. However, if you choose to have a new Rights Certificate sent to you, you may not receive it in sufficient time to permit exercise of the Rights evidenced by the new certificate. If you have not indicated the number of Rights being exercised, or if the dollar amount you have forwarded is not sufficient to purchase (or exceeds the amount necessary to purchase) the number of Shares subscribed for, you will be deemed to have exercised the Right with respect to the maximum number of whole Rights which may be exercised for the Price payment delivered by you. To the extent that the Subscription Price payment delivered by you exceeds the product of the Subscription Price multiplied by the number of Rights evidenced by the Rights Certificates delivered by you (such excess being the "Subscription Excess").

         2. Delivery Of Stock Certificates, Etc. The following deliveries and payments to you will be made to the address shown on your Rights Certificate unless you provide instructions to the contrary.

                  (a) Rights. As soon as practicable after the valid exercise of Rights and the Expiration Date, the Rights Agent will mail to each exercising Rights holder certificates representing shares of Common Stock purchased pursuant to the Rights.

                  (b) Excess Payments. As soon as practicable after the Expiration Date and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected, the Rights Agent will mail to each Rights holder any excess payment submitted by such holder (without interest or deduction) in payment of the Subscription Price for Shares that are subscribed for but not allocated to such Rights holder pursuant to the Rights.

         3. Signatures.

                   (a) By Registered Holders. The signature on the Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Rights Certificate without any alteration or change whatsoever. Persons who sign the Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Rights Agent in its sole and absolute discretion, must present to the Rights Agent satisfactory evidence of their authority to so act.

                  (b) By Persons Other Than Registered Holders. If the Rights Certificate is executed by a person other than the registered holder named on the face of the Rights Certificate, proper evidence of authority of the person executing the Rights Certificate must accompany the same unless the Rights Agent, in its discretion, dispenses with proof of authority.

                   (c) Signature Guarantees. Your signature must be guaranteed by an Eligible Guarantor Institution if you specify special issuance or delivery instructions.


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         4. Method Of Delivery. The method of delivery of Rights Certificates and payment of the Subscription Price to the Rights Agent will be at the election and risk of the Rights holder. If sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Rights Agent prior to the Expiration Date.

         5. Special Provisions Relating To The Delivery Of Rights Through Depository Facility Participants. In the case of holders of Rights that are held of record through the Depository Trust Company ("DTC"), exercises of the Rights may be effected by instructing DTC to transfer Rights (such Rights hereafter referred to as "Depository Rights") from the DTC account of such holder to the DTC account of the Rights Agent, together with payment of the Subscription Price for each share of Common Stock subscribed for pursuant to the Rights.